Exhibit (m)(2)(ii)

SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.
FOURTH AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS C SHARES

Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Diversified Payment Fund

(formerly, Voya Global Target Payment Fund)

Voya Government Money Market Fund

Voya Small Company Fund

Effective date: February 28, 2019 to reflect the name change to Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)